EXHIBIT (a)(1)

INTERLINK ELECTRONICS, INC.
AMENDED OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS ISSUED UNDER
THE INTERLINK ELECTRONICS, INC. 1996 STOCK INCENTIVE PLAN HAVING AN
EXERCISE PRICE PER SHARE EQUAL TO OR GREATER THAN $15.00
FOR NEW OPTIONS
(THE “OFFER TO EXCHANGE”)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., PACIFIC TIME, ON AUGUST 7, 2002 UNLESS THE OFFER IS EXTENDED.

Interlink Electronics, Inc. (“Interlink” or the “company”) is offering to exchange eligible options held by eligible employees and directors for new options we will grant under the Interlink 1996 Stock Incentive Plan (the “Plan”). An “eligible option” is an option to purchase common stock of Interlink that has an exercise price equal to or greater than $15. An “eligible” employee or director is an employee or director of Interlink or one of its subsidiaries as of the date the offer commences and as of the date the tendered options are cancelled. We are making the offer upon the terms and conditions described in this Offer to Exchange (the “Offer to Exchange”), the Election Form and the Notice to Change Election From Accept to Reject (which together, as they may be amended from time to time, constitute the “offer” or “program”). The offer applies only to options currently exercisable at either $15 or $27 per share.

The number of shares subject to the new options to be granted to each eligible employee or director will be equal to the number of shares subject to the options tendered by the eligible employee or director and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options that are currently exercisable for $15 per share or more. If you choose to tender an eligible option, you must tender all options with that exercise price. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 p.m., Pacific time, on the date the offer ends. The offer is currently scheduled to expire on August 7, 2002 (the “Expiration Date”) and we expect to cancel options on August 8, 2002, or as soon as practicable thereafter (the “Cancellation Date”).

The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange. You may participate in the offer if you are an eligible employee or director of Interlink or one of our subsidiaries. In order to receive a new option pursuant to this offer, you must continue to be an employee or a director as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

The exercise price per share of the new options will be the fair market value on the date of grant, which shall be the closing price of a share of our common stock on the Nasdaq National Market.

Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

•	any shares that were fully vested on the date that the offer expires will be fully vested;

•
all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs 6 months and one day after cancellation.

•	The replacement option will be 26/48th (plus one day) vested at the time of grant.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

Interlink’s common stock is traded on the Nasdaq National Market under the symbol “LINK.” On July 3, 2002, the closing price of our common stock reported on the Nasdaq National Market was $3.40 per share. However, since January 1, 2000, our common stock has traded as high as $67.68 and as low as $2.82 per share (adjusted for a stock split on March 20, 2000). Management makes no prediction as to the likely stock price on the day on which replacement options are granted.

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON, INCLUDING DEATH OR DISABILITY, PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR SHARES OF OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject to Michelle Lockard. Information regarding your current outstanding options is available from Ms. Lockard. Ms. Lockard can be reached by telephone at (805) 484-8855.

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Michelle Lockard.

We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, election form and notice to change election from accept to reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject.

WHAT OPTIONS ARE WE OFFERING TO EXCHANGE?

We are offering to exchange new options that we will grant under the Plan for outstanding, unexercised options to purchase Interlink common stock held by eligible employees and directors if, but only if, the existing options have a current exercise price equal to or greater than $15 per share. The offer applies only to options currently exercisable at either $15 or $27 per share.

WHO IS ELIGIBLE TO PARTICIPATE?

Employees and directors are eligible to participate if they are employees or directors of Interlink or one of Interlink’s subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. In order to receive a new option, you must remain an employee or a director as of the date the new options are granted, which will be at least six months and one day after the cancellation date of the accepted tendered options. If Interlink does not extend the offer, the new options will be granted on or about February 10, 2003.

WHY ARE WE MAKING THE OFFER?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with the company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize shareholder value.

WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned on a minimum number of options being tendered. However, we will not accept partial tenders of options. Therefore, if you tender an eligible option, you must tender all the options with that exercise price. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange.

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options through the offer and under the terms of the Plan, you must be an employee or director of Interlink or one of its subsidiaries as of the date the new options are granted.

As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee or director of Interlink or one of its subsidiaries through the date we grant the new options for any reason, including death or disability, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange.

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of unexercised shares subject to the options you tender. New options will be granted under the Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us.

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on August 8, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until on or about February 10, 2003. You must be an employee or director of Interlink or one of its subsidiaries on the date we are granting the new options in order to be eligible to receive them.

WHY WON’T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in Interlink’s share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

No. If we accept options you tender in the offer, we will defer the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible until the grant date of your new options in order to avoid incurring a compensation expense against our earnings as a result of accounting rules that would apply to these interim grants as a result of the offer.

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options.

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be the fair market value on the date of grant, which shall be the closing price of a share of our common stock on the Nasdaq National Market.

Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.

WHEN WILL THE NEW OPTIONS VEST?

The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

Each new option granted will vest as follows:

•	any shares that were fully vested on the date that the offer expires will be fully vested;

•
all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs 6 months and one day after cancellation.

•	The replacement option will be 26/48th (plus one day) vested at the time of grant.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than February 10, 2003, covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee or director on the date on which the grant is made. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will be required to honor that commitment.

You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option.

Also, if you are no longer an employee or director of Interlink or one of its subsidiaries on the date we grant new options, you will not receive any new options.

IF YOU CHOOSE TO TENDER OPTIONS THAT ARE ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL OF YOUR OPTIONS THAT ARE ELIGIBLE FOR EXCHANGE?

No. If you hold options exercisable at $15 per share and $27 per share, you may choose to exchange one or the other or both. However, if you do decide to exchange options exercisable at a certain price, you must tender all of the options exercisable at that price. For example, if you choose to exchange only your $27 options, you do not need to submit your $15 options to us for cancellation unless you choose to do so. In this scenario, however, you cannot submit only a portion of your $27 options; you must exchange all of them.

CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN SHARES?

No. You cannot partially cancel an outstanding option. Therefore, if you tender an eligible option, you must tender the entire option.

HOW DO YOU KNOW WHAT THE CURRENT EXERCISE PRICE OF YOUR OPTIONS IS?

Options granted after March 20, 2000, are exercisable to purchase the number of shares at the exercise price in each case as stated in the option certificate. Because of the three-for-two stock split that occurred on March 20, 2000, options granted prior to that date are exercisable to purchase 150% of the number of shares stated in the option certificate and the exercise price per share is
66 2/3% of the exercise price stated in the option certificate. For example, if you have an option certificate dated prior to March 20, 2000 that states that you are entitled to purchase 200 shares for $30 per share, that option is currently exercisable to purchase 300 shares for $20 per share.

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options does not result in the recognition of taxable income.

We know of no adverse tax consequences that will affect any employee in the United States with respect to options exchanged under this program. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer.

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws.

WHEN WILL YOUR NEW OPTIONS EXPIRE?

Your new options will expire five years from the date of grant and will be subject to the same forfeiture provisions as the exchanged options. For example, although you exchange options that currently expire on December 31, 2003, your new options will expire five years from the date they are granted instead. However, if you should terminate your employment or directorship prior to that date, the new options will expire earlier in the same manner as the exchanged options would have expired.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The offer expires on August 7, 2002, at 5:00 p.m., Pacific time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific time, on the next business day following the previously scheduled expiration of the offer period.

HOW DO YOU TENDER YOUR OPTIONS?

If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific time, on August 7, 2002 (or such later date and time if we extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (805) 484-8989) or hand delivery to Michelle Lockard. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer.

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Pacific time, on August 7, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by September 3, 2002, you may withdraw your tendered options at any time after September 3, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (805) 484-8989) or hand delivery to Michelle Lockard a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above.

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Pacific time, on August 7, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (805) 484-8989) or hand delivery to Michelle Lockard a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form.

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

ARE THERE ANY RISKS ASSOCIATED WITH PARTICIPATING IN THE OFFER?

We understand that this will be a challenging decision for many option holders. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual option holder’s personal decision, and it will depend largely on each option holder’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. It is possible, for example, that the stock price could increase after the date your tendered options are cancelled, in which case your cancelled options might have been worth more than the replacement options you have received in exchange for them. Another risk is that if your employment terminates for any reason, including death or disability, prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option. The examples just given are by no means the only risks associated with participating in the offer and careful consideration must be to these and other risks before the decision to participate is made.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Paul Meyer or Michelle Lockard at (805) 484-8855.

INTRODUCTION

Interlink is offering to exchange certain eligible options held by eligible employees and directors for new options we will grant under the Plan. An “eligible option” is an option to purchase common stock of Interlink that has an exercise price equal to or greater than $15. An “eligible” employee and director is an employee or director of Interlink or one of its subsidiaries as of the date the offer commences and as of the date the tendered options are cancelled. We are making the offer upon the terms and the conditions described in this Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the “offer”). The offer applies only to options currently exercisable at either $15 or $27 per share.

The number of shares subject to the new options to be granted to each eligible employee or director will be equal to the number of shares subject to the options tendered by the eligible employee or director and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The earliest grant date for the new options will be on or about February 10, 2003, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. If you choose to tender an eligible option, you must tender all options with that exercise price. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the “Cancellation Date”).

The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange. You may participate in the offer if you are an eligible employee or director of Interlink or one of its subsidiaries. In order to receive a new option pursuant to this offer, you must continue to be an employee or director as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

The exercise price per share of the new options will be the fair market value on the date of grant, which shall be the closing price of a share of our common stock on the Nasdaq National Market.

Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

The new options will vest in accordance with the vesting schedule of the cancelled options and will have a term of five years.

As of July 9, 2002, options to purchase approximately 4,300,000 of our shares were issued and outstanding, of which options to purchase approximately 637,000 of our shares are eligible to participate in this offer.

THE OFFER

1.    ELIGIBILITY.

Eligible employees and directors may participate in the offer. Employees and directors are “eligible” employees and directors if they are employees or directors of Interlink or one of Interlink’s subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. Because the offer relates only to options currently exercisable at a price per share equal to or greater than $15, only directors and employees holding such options are eligible to participate in the offer. The offer applies only to options currently exercisable at either $15 or $27 per share.

In order to receive a new option, you must remain an employee or director until the new options are granted. If Interlink does not extend the offer, the new options will be granted on or about February 10, 2003.

2.    NUMBER OF OPTIONS; EXPIRATION DATE.

Subject to the terms and conditions of the offer, we will agree to issue new options in exchange for all outstanding, unexercised eligible options held by eligible employees and directors that are properly tendered and not validly withdrawn in accordance with Section 5 before the “expiration date,” as defined below, in return for new options. If you choose to tender an eligible option, you must tender all options with that exercise price.

If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee or director of Interlink or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, we terminate your employment, with or without cause, or your employment terminates for any other reason, including death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. Any options that are not tendered and accepted will continue to be governed by the terms of the option agreement previously entered into between you and Interlink with respect to such options.

The term “expiration date” means 5:00 p.m., Pacific time, on August 7, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be tendered in the offer; or

•
we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

We will also notify you of any other material change in the information contained in this Offer to Exchange.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

3.    PURPOSE OF THE OFFER.

We issued the options outstanding to:

•	provide our eligible employees with additional incentive and to promote the success of our business; and

•	encourage our eligible employees to continue their employment with us.

One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Interlink. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange eligible options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize shareholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our shares of common stock not being authorized for quotation in an automated system operated by a national securities association;

•	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.    PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options

To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (805) 484-8989) or hand delivery to Michelle Lockard, along with any other required documents. Ms. Lockard must receive all of the required documents before the expiration date. The expiration date is 5:00 p.m., Pacific time, on August 7, 2002.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS YOUR RESPONSIBILITY AND AT YOUR RISK.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer for all tendering option holders or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.    WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

You may withdraw your tendered options at any time before 5:00 p.m., Pacific time, on August 7, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:01 p.m., Pacific time, on September 3, 2002, you may withdraw your tendered options at any time after 9:01 p.m., Pacific time, on September 3, 2002.

To validly withdraw tendered options, you must deliver to Michelle Lockard via facsimile (fax # (805) 484-8989) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Michelle Lockard via facsimile (fax # (805) 484-8989) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

•	the name of the option holder who tendered the options;

•	the grant number of all options to be tendered;

•	the grant date of all options to be tendered;

•	the exercise price of all options to be tendered; and

•	the total number of unexercised option shares subject to each option to be tendered.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be August 8, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be non-qualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by August 7, 2002, the scheduled expiration date of the offer, and accepted for exchange and cancelled on August 8, 2002 you will be granted new options on or about February 10, 2003. If we accept and cancel options properly tendered for exchange after August 8, 2002, the period in which the new options will be granted will be similarly delayed. After we accept and cancel options tendered for exchange, we will promptly issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than February 10, 2003, covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee or director on the date on which the grant is to be made.

If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible until after the new option grant date. We will defer the grant to you of these other options in order to avoid incurring a compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee or director of Interlink or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

We will not accept tenders of options other than eligible option grants. You may tender all or any of your eligible options. We will not accept partial tenders of options. Therefore, if you tender an eligible option, you must tender the entire option.

Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Interlink will deliver the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after July 9, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

•
there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the benefits of the offer to Interlink. Such benefits include but are not limited to (i) providing eligible employees with a valuable incentive to remain with the company, (ii) creating better performance incentives for eligible employees to maximize shareholder value, and (iii) providing eligible employees the opportunity to participate in this exchange offer without incurring adverse accounting treatment;

•
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Interlink, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

•	materially impair the contemplated benefits of the offer to Interlink listed above; or

•	materially and adversely affect Interlink’s business, condition, income, operations or prospects;

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record a compensation expense against our earnings in connection with the offer for financial reporting purposes; or

•
a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Interlink, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed.

The conditions to the offer are for Interlink’s benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol “LINK.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

Quarter Ended	March 31	June 30	September 30		December 31
2002
High	$6.35	$6.86	$4.64	(1)
Low	$2.81	$4.00	$3.13	(1)
2001
High	$16.00	$11.38	$8.45		$4.93
Low	$3.00	$2.91	$2.05		$2.13
2000
High	$67.68	$60.14	$50.00		$31.73
Low	$26.00	$17.31	$15.00		$8.50

(1)	Prices reported through July 3, 2002.

As of July 3, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $3.40 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR SHARES OF COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION.    We will issue new options to purchase shares of our common stock under the Plan in exchange for the eligible options properly tendered and accepted for exchange by us. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us. Thus, for every one (1) share of common stock purchasable under an exchanged option, you will receive a new option to purchase one (1) share of our common stock. The number of shares to be represented by the new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events that may occur between the expiration date and the new option grant date.

If we receive and accept tenders of all outstanding options from eligible employees and directors, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 637,000 shares. The shares issuable upon exercise of these new options would equal approximately 6.5% of our total shares outstanding as of July 1, 2002.

TERMS OF NEW OPTIONS.    The new options will be granted under the Plan. A new option agreement will be entered into between Interlink and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of the Plan and the options granted thereunder.

1996 STOCK INCENTIVE PLAN.    Approximately 1.2 million shares currently remain available for future awards under the Plan and approximately 4,300,000 shares are reserved for the exercise of currently outstanding stock options. The Plan permits the granting of options intended to qualify as incentive stock options, or ISOs, under the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not qualify as ISOs, referred to as non-qualified stock options.

ADMINISTRATION.    The Plan is administered by the Compensation Committee appointed by the Board of Directors (the “Administrator”). Subject to the other provisions of the Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

TERM.    Options generally have a term of five years. The new options granted in exchange for options tendered in this offer will have terms of five years.

TERMINATION.    Your options will terminate under certain circumstances, as provided in your option agreement. Generally, options to purchase our shares of common stock terminate following the termination of employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by the stock option agreement. Options to purchase shares of our common stock also generally terminate in the event that the option holder’s employment is terminated by reason of permanent disability or death, in which case the option holder or the option holder’s executors, administrators, legatees or distributees of your estate, may exercise any option held by the option holder at the date of the option holder’s employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in the option agreement.

The termination of your option under the circumstances specified in your option agreement will result in the termination of your interests in the Plan. In addition, your option may terminate, together with the Plan and all other outstanding options issued to other employees and directors, following the occurrence of certain corporate events, as described below.

EXERCISE PRICE.    The Administrator determines the exercise price at the time the option is granted. For all eligible employees and directors, the exercise price per share of the new options will be the fair market value on the date of grant, which shall be the closing price of a share of our common stock on the Nasdaq National Market.

VESTING AND EXERCISE.    Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 2.778% per month, or  1/36 each month, so that the option will be fully vested 3 years after the date it is first granted, provided the employee or director remains continuously employed by Interlink or a director of Interlink, as the case may be.

Unlike our normal option grants, the new options granted in exchange for the options you currently hold will not require 3 years to vest. Instead, the new options will have the vesting schedules of the old options for which they are exchanged. If, for example, you hold an old option to purchase 3,600 shares of our common stock that was granted to you on July 1, 2000, and the monthly vesting occurs on the monthly anniversary date (i.e., the first of the month), and you accept our offer to exchange, then, at the time of cancellation on August 8, 2002, the old option will be  25/36 vested. In other words, at the time the old option is cancelled you would have otherwise had the right to exercise it to purchase 2,500 shares of our common stock. The new option granted to you on February 10, 2002 will be vested to the extent the old option would have been at that time had it not been cancelled. Therefore, assuming again that additional rights to purchase stock under the old option vested on the monthly anniversary of its grant, at the time of grant the new option would be  31/36 vested, which means that you would have the right to purchase 3,100 shares of our common stock at the new exercise price (i.e., 2,500 shares plus an additional 100 shares for each of the six months since cancellation). In this example, your right to purchase the entire 3,600 shares under the new option will be fully vested at July 1, 2003.

PAYMENT OF EXERCISE PRICE.    You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price will be set forth in your option agreement, but are generally check or such other methods as approved by the Administrator.

ADJUSTMENTS UPON CERTAIN EVENTS.    If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of a merger, consolidation or plan of exchange to which Interlink is a party or a sale of all or substantially all of Interlink’s assets (each a “Transaction”), the Board of Directors will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan: (i) outstanding options will remain in effect in accordance with their terms, (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction, or (iii) the Board of Directors will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of the Company, options shall be treated in accordance with clause (iii) above.

TERMINATION OF EMPLOYMENT.    If, for any reason, you are not an employee from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, we terminate your employment, with or without cause, or your employment is terminated for any other reason, including death or disability, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

TRANSFERABILITY OF OPTIONS.    New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by the person’s estate or the person whom the rights under the option passes by will or the laws of descent and distribution for the period of time specified in your option agreement.

REGISTRATION OF OPTION SHARES.    All shares issuable upon exercise of our outstanding options under the Plan have been registered under the Securities Act of 1933 on Form S-8. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your shares issuable upon exercise of your options free of any transfer restrictions under applicable U.S. securities laws.

U.S. FEDERAL INCOME TAX CONSEQUENCES.    You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

INCENTIVE STOCK OPTIONS.    The option holder will not recognize income upon grant of an ISO. In addition, the option holder should not recognize any income tax upon exercise of the ISO unless the option holder is subject to alternative minimum tax, described below. If the option holder holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the date the ISO was granted, the option holder generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss generally will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon exercise.

If the option holder disposes of ISO Shares before expiration of either the one year holding period or the two year waiting period (a “disqualifying disposition”), the option holder generally will recognize ordinary income equal to the amount, if any, by which the fair market value of the ISO Shares on the date of exercise exceeds the ISO exercise price. Any additional gain generally will be long-term or short-term capital gain, depending upon whether the ISO Shares were held for more than one year following the date of exercise by the option holder. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions). The rate at which long-term capital gain is taxed generally is less than the rate applicable to ordinary compensation income.

ALTERNATIVE MINIMUM TAX.    Although, as described above, an option holder generally has no regular income tax consequences upon exercise of an ISO, the option holder may be subject to alternative minimum tax (“AMT”) upon exercise of an ISO. An option holder’s alternative minimum taxable income (“AMTI”) for the tax year in which the ISO is exercised is increased by the amount, if any, by which the fair market value of the ISO Shares on the date of exercise exceeds the exercise price. To calculate AMT, the amount by which the option holder’s AMTI exceeds the option holder’s AMT exemption amount ($49,000 for married couples filing jointly and $33,750 for single individuals, in each case subject to certain phase-outs) is multiplied by the AMT rates (26% on the first $175,000 of AMTI and 28% on AMTI in excess of $175,000 for married couples filing jointly and single individuals) to arrive at the option holders’s tentative minimum tax. For any tax year, an option holder’s AMT liability is equal to the amount, if any, by which his or her tentative minimum tax exceeds his or her regular tax liability.

NON-QUALIFIED STOCK OPTIONS.    An option holder generally will not recognize any taxable income at the time a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, however, the option holder will recognize ordinary income equal to the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the exercise price. This amount will be subject to income tax and FICA withholding if the option holder is an employee. Upon sale of the shares by the option holder, any subsequent appreciation or depreciation in the value of the shares will be treated as short term or long term capital gain or loss depending upon whether the option holder held the shares for more than one year following exercise of the non-qualified stock option.

U.S. TAX TREATMENT OF INSIDERS.    Option holders who are officers or directors of Interlink subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such option holders will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such option holders make the election under Section 83(b) of the Code to be taxed as of the date specified in (1) above. The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Option holders subject to this special treatment should consult their own tax advisors for further information.

Our statements in this offer concerning the Plan and the taxation of ISOs and non-qualified stock options issued under the Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to the discussion regarding the Plan in our proxy statement, dated November 16, 2001, for the special meeting of our shareholders.

QUALIFICATION.    Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the forms of option agreement under the Plan. Please contact Michelle Lockard, to receive a copy of the Plan and the forms of option agreements. We will promptly furnish you with copies of these documents at our expense.

10.    INFORMATION CONCERNING INTERLINK.

Our principal executive offices are located at 546 Flynn Road, Camarillo, California 93012, and our telephone number is (805) 484-8855.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, are incorporated herein by reference. See “Additional Information” beginning on page 21 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Set forth below is a selected summary of our financial information. The selected historical consolidated statements of operations data for the years ended December 31, 2001 and 2000 have been derived from the consolidated financial statements included in our current report on Form 10-K dated December 6, 2000, which were audited by Arthur Andersen, LLP independent public accountants. The selected historical consolidated statements of operations data for the three months ended March 31, 2002 and March 31, 2001 and the selected historical consolidated balance sheet data as of March 31, 2002 which are included in our Quarterly Report on Form 10-Q for the company’s fiscal quarter ended March 31, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

Consolidated Statements of Operations Data:

	Year ended December 31,			Three Months Ended March 31, (unaudited)
	2001		2000	2002		2001
Revenue	$25,265		$33,870	$5,409		$7,389
Gross profit	8,811		14,417	2,267		3,272
Product development and research	3,518		3,222	865		844
Sales, marketing and administration	8,278		7,612	1,841		1,999
Total operating expenses	11,796		10,834	2,706		2,843
Operating income (loss)	(2,985)		3,583	(439)		429
Other income	207		(749)	40		110
Provision for income tax (benefit)	(764)		(274)	—		(194)
Net income	(2,014)		$3,108	$(399)		$733
Earnings (loss) per share—basic	$(0.21)		$0.35	$(0.04)		$0.08
Earnings (loss) per share—diluted Ratio of Earnings to Fixed Charges	$(0.21 (16.77	) )	$0.28 24.48	$(0.04 (26.20	) )	$0.07 24.48

Selected Consolidated Balance Sheet Data

	March 31, 2002 (unaudited)	December 31, 2001
Cash, cash equivalents and marketable securities	$8,125	$9,325
Working capital	18,888	19,333
Total assets	25,629	26,641
Long-term debt	1,854	1,855
Stockholders’ equity	19,825	20,305

The book value per share of our common stock as of March 31, 2002 (the date of our most recent balance sheet presented) was $2.03.

11.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The following table sets forth our directors and executive officers and, with respect to each of them, the total number of shares underlying their eligible options and the percentage that number of shares represents of the total number of shares underlying all eligible options as of July 19, 2002:

Name	Position and Offices Held	Total Outstanding Options	Percent of Total Outstanding Options
E. Michael Thoben, III	Chairman of the Board, President and Chief Executive Officer	90,000	14.1
George Gu	Director	7,500	1.2
Eugene F. Hovanec	Director	7,500	1.2
Merritt M. Lutz	Director	7,500	1.2
John Buckett, II	Director	30,000	4.7
Paul D. Meyer	Chief Financial Officer	45,000	7.1
Mike W. Ambrose	Senior Vice President, Technology and Product Development	37,500	5.9

The address of each director and executive officer is: c/o Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012.

Please see our definitive proxy statement for our 2002 annual meeting of shareholders for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 15, 2002.

As of March 15, 2002, our executive officers and non-employee directors (seven persons) as a group beneficially owned options outstanding under the Plan to purchase a total of 1,186,984 of our shares, which represented approximately 28% of the shares subject to all options outstanding under that plan as of that date. We do not currently know if our executive officers and directors will participate in this offer, however, we do expect them to participate in the offer with respect to certain options.

In the sixty (60) days prior to and including July 1, 2002 no executive officer nor director of Interlink had any transactions in options to purchase Interlink shares.

Except as otherwise described above and for options granted to employees in the ordinary course of business under the Plan, there have been no transactions in options to purchase our shares which were effected during the 60 days prior to July 1, 2002, by Interlink or, to our knowledge, by any executive officer, director or affiliate of Interlink.

12.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

•	the exercise price of all new options will at least equal the fair market value of the shares of common stock on the date we grant the new options.

13.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of certain material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. In addition, this summary does not address consequences to option holders who participate in the offer under the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date of the offer and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with those statements and conclusions.

We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Accordingly, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal tax purposes at the time of the exchange.

We also believe that the grant of new options should not be recognized as taxable income. Therefore, we believe that on the date of grant of the new options, the option holders should not be required to recognize income for U.S. federal tax purposes.

If your current options are incentive stock options, or ISOs, your new options will be granted as ISOs to the extent that they qualify as ISOs under the tax laws in effect on the date of grant. For options to qualify as ISOs under current law, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an ISO under current law. A portion of the new options may exceed the limits for ISO treatment in which case they will have to be granted as non-qualified stock options.

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. There is some risk, however, that any ISOs you have may be affected even if you decline to participate in the exchange. If the IRS characterizes the offer as a “modification” of the ISOs that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a non-qualified stock option, which is less favorable to the taxpayer than a disposition of shares acquired pursuant to an ISO.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences associated with participating in the exchange offer.

15.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

•	we increase or decrease the amount of consideration offered for the options; or

•
we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

16.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

17.    ADDITIONAL INFORMATION.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.	Interlink’s Annual Report on Form 10-K for our fiscal year ended December 31, 2001;

2.	Interlink’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

3.	Interlink’s Current Report on Form 8-K filed on June 28, 2002; and

4.	The description of our common stock contained in Form 8-A/A filed on March 24, 2000.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “LINK” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, or telephoning us at (805) 484-8855.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Interlink should be read together with the information contained in the documents to which we have referred you.

18.    MISCELLANEOUS.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Interlink or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Interlink Electronics, Inc.

July 23, 2002